EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors
United Therapeutics Corporation:

We consent to the use of our reports dated February 22, 2002, with respect to the consolidated balance sheets of United Therapeutics Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

McLean, Virginia
October 29, 2002